Exhibit 5.2

[Gibson, Dunn & Crutcher LLP Letterhead]

September 28, 2007

(949) 451-3900	C 87007-01452

(949) 451-4220

Standard Pacific Corp.

15326 Alton Parkway

Irvine, California 92618

Re:	Standard Pacific Corp
Common Stock Offering

Ladies and Gentlemen:

We have examined the Company’s automatic shelf Registration Statement on Form S-3, File No. 333-140871, filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 415 under the Securities Act of 1933, as amended, (the “Securities Act”) on February 23, 2007 (the “Registration Statement”), the preliminary prospectus supplement and prospectus related thereto, in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on September 24, 2007, and the final prospectus supplement and prospectus related thereto, in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on September 25, 2007, in connection with the offering and sale by the Company of 7,839,809 shares of the Company’s common stock, par value $0.01 per share, and associated preferred stock purchase rights of the Company (the “Securities”).

Standard Pacific Corp.

September 28, 2007

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Securities, when issued against payment therefore, will be validly issued, fully paid and non-assessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the United States of America and the Delaware General Corporation Law (the “DGCL”). We are not admitted to practice in the State of Delaware; however, we are generally familiar with the DGCL, as currently in effect, and have made such inquiries as we consider necessary to render the opinion above. This opinion is limited to the effect of the current state of the laws of the United States of America and the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/S/ GIBSON, DUNN & CRUTCHER LLP

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